EXHIBIT 5

September 21, 2006

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

Re:	Patterson Companies, Inc.

Registration Statement on Form S-8 for the Patterson Companies, Inc.

Amended and Restated Employee Stock Purchase Plan

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 2,000,000 additional shares of common stock to be issued under the Patterson Companies, Inc. Amended and Restated Employee Stock Purchase Plan, I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Patterson Companies, Inc.

I hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Matthew L. Levitt
Matthew L. Levitt
Secretary and General Counsel
Patterson Companies, Inc.